UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 15, 2005

United States Steel Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-16811	25-1897152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Pittsburgh, PA	15219-2800
(Address of principal executive offices)	(Zip Code)

(412) 433-1121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 15, 2005, U. S. Steel Košice, s.r.o. (“USSK”), a company organized under the laws of the Slovak Republic and a wholly-owned subsidiary of United States Steel Corporation (“USS”), entered into a facility agreement (the “Credit Agreement”) with ING Bank N.V., CITIBANK, N.A. Bahrain, and Slovenská Sporentel’ňa, a.s. as arrangers. The Credit Agreement provides for a EUR195,000,000 one-year revolving unsecured credit facility. USSK is also party to a USD40,000,000 revolving credit facility dated December 17, 2001 with the same banks that expires on December 17, 2006.

Borrowings under the facility are based on a spread over EURIBOR or LIBOR. The Credit Agreement contains conventional representations and warranties, affirmative covenants, negative covenants and events of default.

The obligations of USSK pursuant to the Credit Agreement can be accelerated and declared immediately due and payable upon the occurrence of an event of default. The Credit Agreement defines events of default to include the following: (1) USSK’s failure to pay sums when due under the terms of the Credit Agreement and related documents (collectively, the “Finance Documents”), (2) breach of USSK’s obligations under the Finance Documents, (3) the making by USSK of a misrepresentation under the Finance Documents, (4) the bankruptcy or insolvency of USSK, (5) the cessation of USSK’s business, (6) the revocation of a necessary authorization required for: (a) USSK to perform its obligations under the Finance Documents, (b) USSK to perform its business or (c) the validity or enforceability of the Finance Documents, (7) expropriation of all or a substantial part of USSK’s assets, (8) the occurrence of an event that makes it unlawful for USSK to perform its obligations under the Finance Documents, (9) change in the ownership of USSK or one of its material subsidiaries, and (10) any material adverse change in USSK’s business, assets, regulation or financial condition that would reasonably be expected to have a material adverse effect on USSK’s ability to perform its obligations under the Finance Documents.

The Credit Agreement was entered into in order to facilitate the repatriation by USS of certain foreign earnings pursuant to the American Jobs Creation Act of 2004 (the “Act”). USS plans to repatriate approximately USD300 million under the Act and will, therefore, record a related incremental tax liability of approximately $16 million during the fourth quarter of 2005. USS does not intend that there will be any further repatriation under the Act. The funds derived from this repatriation will be used to finance the cost of capital additions and improvements at the Company’s steel and iron ore producing facilities located in the United States.

USS anticipates that USSK will repay the sums borrowed under the Credit Agreement before the end of 2006 with funds generated from USSK’s cash flow. The foregoing statement of belief is a forward-looking statement. A prediction as to USSK’s cash flow is subject to uncertainties with respect to (among other things) the market for USSK’s products and USSK’s operating expenses, and actual results could differ materially from those expressed in this forward-looking statement.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 1.01 by reference.

The Credit Agreement is filed herewith as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	EUR195,000,000 Facility Agreement dated 15 December 2005 for U. S. Steel Košice, s.r.o. arranged by ING Bank N.V., CITIBANK, N.A. Bahrain, and Slovenská Sporentel’ňa, a.s. with ING Bank N.V. as the facility agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES STEEL CORPORATION

By	/s/ Gretchen R. Haggerty
Gretchen R. Haggerty
Executive Vice President & Chief Financial Officer

Dated: December 20, 2005